EXHIBIT 99.1

Contact:	Marc Grossman	Atish Shah
	SVP, Corporate Affairs	VP, Investor Relations
	(310) 205-4030	(310) 205-8664
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG THIRD QUARTER 2004 RESULTS

Comparable owned hotel RevPAR increases 7.3%; margins up 210 bps to 25.8%

Fees increase 17%; timeshare revenue up 16%

Diluted EPS increases 78% to $.16

                Beverly Hills, California, October 25, 2004—Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the third quarter and nine months ended September 30, 2004.  The quarter benefited from strong revenue per available room (RevPAR) growth at the company’s comparable owned hotels owing to increased demand from business travelers in many of Hilton’s key markets; significant margin gains at comparable owned hotels due, in part, to improved room rates; an increase in fee income resulting from both RevPAR growth at managed and franchised hotels and the addition of new units, and another strong quarter from the company’s vacation ownership business.

                The company reported third quarter 2004 net income of $61 million, a 79 percent increase from $34 million in the 2003 period.  Diluted net income per share was $.16 in the third quarter, compared with $.09 in the 2003 quarter, a 78 percent increase.  The 2004 quarter includes $10 million in pre-tax earnings from an unconsolidated joint venture that developed a 251-unit condominium project in Myrtle Beach, S.C.  The project closed on the sale of all units in the third quarter.

                Hilton reported third quarter total operating income of $171 million (a 36 percent increase from $126 million in the 2003 period,) on total revenue of $1.033 billion (a 9 percent increase from $952 million in the 2003 quarter.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA”) were $257 million, compared with $218 million in the 2003 period, an increase of 18 percent.  Adjusting for the impact of owned hotel sales since the end of the second quarter of 2003 and the consolidation of a previously unconsolidated managed property beginning in the 2004 first quarter, revenue, operating income and Adjusted EBITDA increased 10 percent, 36 percent and 20 percent, respectively.

Owned Hotel Results

                Vibrant summer travel demand, coupled with continually improving business transient and group trends, enabled most of the company’s major owned hotels to report strong results.  Hilton-owned hotels in New York and Boston showed particularly good results owing in part to the two political conventions held in those cities; occupancy levels at those hotels were in the high-80 to low-90 percent range, along with significant rate increases.  Strong markets in the quarter also included Honolulu, the Washington, D.C. area, San Diego, Portland and Anchorage.  Chicago showed improved occupancy levels in the quarter, and San Francisco continued to show signs of gradual improvement.  New Orleans, due to a comparative paucity of citywide conventions and the impact of the hurricanes in the Southeast, experienced a difficult quarter.

                Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $492 million, a 1 percent increase from $487 million in the 2003 period.  The impact of property sales limited the revenue growth.  Total revenue from comparable owned properties was up 7 percent in the quarter.  RevPAR from comparable owned hotels increased 7.3 percent. Comparable owned hotel occupancy increased 2.7 points to 76.7 percent, while average daily rate (ADR) increased 3.5 percent to $146.84.  Improvement in overall demand and in the mix of business enabled the trend of more ADR-driven RevPAR gains to continue in the third quarter.

                Total owned hotel expenses in the third quarter were down slightly at $365 million (a 2 percent decrease.)  Expenses at the comparable owned hotels increased 4 percent in the quarter, primarily due to an increase in occupied rooms.  Owned hotel expenses in the third quarter benefited from property tax adjustments totaling approximately $4 million, primarily at the company’s owned hotels in Chicago.

                Excluding the impact of property sales on owned hotel revenue and expenses, owned hotel margins in the 2004 third quarter, when compared to the 2003 period, improved 210 basis points to 25.8 percent.  Margin improvement resulted primarily from the aforementioned ADR increase and property tax adjustments, as well as the company’s continued focus on costs.  Cost-per-occupied-room (factoring out this quarter’s property tax adjustments) increased less than 1 percent.

System-wide RevPAR; Management/Franchise Fees

                Each of the company’s brands reported significant RevPAR gains in the third quarter.  On a system-wide basis RevPAR growth by brand was as follows: Hilton, 7.6 percent; Doubletree, 7.5 percent; Hampton Inn, 6.8 percent; Hilton Garden Inn, 6.4 percent; Homewood Suites by Hilton, 5.4 percent, and Embassy Suites, 4.5 percent.

                Management and franchise fees in the third quarter increased by $15 million, or 17 percent, over the 2003 period.  Adjusting for the impact of the consolidation of a managed hotel in 2004, fees increased 13 percent from the 2003 quarter.  Of the third quarter 2004 fee growth, approximately 40 percent came from RevPAR gains at franchised/ managed hotels, and 60 percent from the addition of new units.

                RevPAR index figures (year-to-date August 2004 as measured by Smith Travel Research) continue to show occupancy and rate premiums for the majority of Hilton’s brands:  Embassy Suites, 123.4; Homewood Suites by Hilton, 118.6; Hampton Inn, 117.1; Hilton Garden Inn, 115.5; Hilton, 108.8.  Doubletree’s RevPAR index was 99.4.

Brand Development/Unit Growth

                In the third quarter 2004, the company added 36 properties and 4,775 rooms to its system as follows: Hampton Inn, 14 hotels and 1,371 rooms; Hilton Garden Inn, 13 hotels and 1,600 rooms; Hilton, 3 hotels and 887 rooms; Homewood Suites by Hilton, 2 hotels and 214 rooms; Doubletree, 2 hotels and 343 rooms; Embassy Suites, 1 hotel and 157 rooms; Conrad, 1 hotel and 203 rooms.

                Eight hotels and 1,136 rooms were removed from the system during the quarter.  At September 30, 2004, the Hilton system consisted of 2,244 properties and 356,524 rooms.  The company had approximately 450 hotels and 58,000 rooms in its development pipeline at September 30, 2004.

Hilton Grand Vacations

                Hilton Grand Vacations Company (HGVC,) the company’s vacation ownership business, reported another strong quarter with third quarter 2004 revenue of $109 million, an increase of 16 percent from $94 million in the 2003 period.  Expenses were $80 million in the third quarter compared with $71 million in the 2003 period.  Overall unit sales in the quarter were up 36 percent, while the average unit sales price increased 9 percent.

                Sales continue to be strong across the HGVC system, which features high-quality resort properties in Hawaii, Las Vegas and Orlando.  During the quarter, HGVC announced it would break ground in February 2005 on the 70-unit Phase V of its International Drive property in Orlando, with completion scheduled for spring 2006.  Also in Orlando, the company is adding 48 units to its existing property at Sea World.  Development of the 431-unit Phase II tower at its Las Vegas Strip property began during the third quarter.

Distribution/Technology

                Hilton noted significant increases in both call volume and gross reservations in the quarter, reflecting improving demand among all business segments—business transient, group and leisure.  In the third quarter 2004, call volume through Hilton’s call centers was up 7 percent over the 2003 period, with gross reservations through Hilton Reservations Worldwide (HRW), the Global Distribution System (GDS) and all Internet sources up 12 percent.  Year-to-date September 2004, call volume through Hilton’s call centers was up 7 percent over the 2003 period, with gross reservations through HRW, GDS and the Internet up 13 percent.

                In the third quarter, online bookings through the company’s proprietary branded websites increased 34 percent over the 2003 period.

                As part of its ongoing commitment to using technology to enhance customer service and strengthen its industry leadership position in this area, the company announced two new initiatives.  Remote, Web-based check-in 24 hours prior to arrival will be available during the fourth quarter at selected hotels across all Hilton brands.  This program enables guests with password-protected online accounts to select their room type and features based on preferences and history, and prints confirmation documents.  The second program, Electronic Folio Access, enables travelers to review online and print hotel folios following stays at any of the 2,200-plus Hilton Family of hotels, a first for a multi-brand hotel company.

                Hilton said also that as of September 2004, high speed Internet access (HSIA) was deployed in 95 percent of its hotels system-wide; that number is expected to reach 100 percent by year-end 2004.  Additionally, Hilton confirmed that it was on pace to have self-service check-in kiosks in place at 45 of its owned and/or managed hotels by year-end 2004.

Corporate Finance

                At September 30, 2004, Hilton had total debt of $3.6 billion (net of $100 million of debt resulting from the consolidation of a managed hotel, which is non-recourse to Hilton.)  Approximately 13 percent of the company’s debt is floating rate debt.  Total cash and equivalents (including restricted cash) were approximately $365 million at September 30, 2004, an increase of $70 million during the third quarter.  The company’s average basic and diluted share counts for the third quarter were 385 million and 393 million, respectively.

                Hilton’s debt currently has an average life of 9.1 years, at an average cost of approximately 6.8 percent.  In September 2004, Moody’s Investors Service raised its rating on Hilton to investment grade (Baa3,) citing the company’s successful debt reduction program and an improved demand environment in the lodging industry.  Hilton is now rated investment grade by two of the major rating agencies, Moody’s and Standard & Poor’s.

                The company’s effective tax rate in the third quarter was 36.5 percent.

                Total hotel capital expenditures in the quarter were $40 million, with an additional $11 million expended for timeshare development.

Nine-Month Results

                For the nine-month period ended September 30, 2004, Hilton reported net income of $173 million, compared to $97 million in the corresponding 2003 period.  Diluted net income per share was $.44 versus $.25 in the 2003 period.  Operating income for the nine months was $490 million (compared with $376 million in the 2003 period) based on revenue of $3.092 billion (compared with $2.837 billion in the 2003 period.)  For the 2004 nine-month period, when compared to the same period last year, total company Adjusted EBITDA increased 13 percent to $754 million.  Excluding the impact of owned hotel sales since the first quarter 2003, Adjusted EBITDA increased 16 percent.

Updated 2004 Outlook

The company’s updated estimates for full-year 2004 are as follows:

Total revenue	$4.140 billion range
Total Adjusted EBITDA	$1 billion range
Total operating income	$650 million range
Comparable owned hotel RevPAR	Increase of approximately 7%
Diluted earnings per share	High $.50 range

                Total capital spending in 2004 remains consistent with previously published guidance, approximately $275 million, broken out as follows:  approximately $155 million for routine improvements and technology, $60 million for timeshare projects, and $60 million for hotel renovation, return-on-investment (ROI) and special projects.

                The company expects to add approximately 122 hotels and 16,000 rooms to its system in 2004.

Preliminary 2005 Outlook

                While the company noted it was currently in the initial stages of its 2005 budgeting process, based on the company’s expectation of continuing strong demand trends, Hilton provided the following preliminary estimates for full-year 2005:

Comparable owned hotel RevPAR	Increase of 5 - 7%
Diluted earnings per share	Low to mid $.70 range

                Total capital spending in 2005 is expected to be in the $430 million range, with approximately $140 million for routine improvements, $190 million for timeshare projects and $100 million in hotel renovation, ROI and special projects.

                The company expects to add 130 - 150 hotels and 16,000 - 20,000 rooms to its system in 2005.

                Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation, said: “Our third quarter results were very gratifying and reflect the continuing recovery of the hotel business.  All aspects of our company—our city-center owned hotels, fee business and timeshare operations—are turning in exceptional performances, and our focus on technology and financial management continues to bring benefits to our guests, customers, franchisees and shareholders.

                “More important, however, than this past quarter’s results is how well positioned Hilton is to take advantage of improving trends in our industry.

“Most of the hotels we own are in the markets that historically have been the high-demand locations for business and leisure travelers, and where new competitive supply will be limited for the foreseeable future.  Our fee and brand development business is second to none.  We are opening more hotels in the U.S. than any other company, demonstrating the appeal of our hotel brands among owners, and have put the resources in place to enhance product and service consistency, particularly at the Hilton brand.  Timeshare has been, and will continue to be, a great business for us, and we remain focused on our strategy of concentrating our efforts in Las Vegas, Hawaii and Orlando.”

Bollenbach concluded:  “What investors should take away, not just from this past quarter’s results, but as they look to the future, are five main points.  First, demand is getting stronger all the time; second, operationally we are in the right places with the right products, brands and services.  Third, we have staked out a clear industry leadership position in the use of technology to serve our guests.  Fourth, we remain committed to prudent financial management.  And finally, we expect to be strong generators of excess cash for the next several years.  Along with reinvesting in our business, we will look for opportunities to return capital to our shareholders; our bias for accomplishing the latter would be to buy in our stock.  This is the Hilton story, and we are looking forward with optimism and enthusiasm to the remainder of 2004 and the coming years.”

# # #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended September 30			Nine Months Ended September 30
	2003	2004	% Change	2003	2004	% Change
Revenue
Owned hotels	$487	$492	1%	$1,501	$1,520	1%
Leased hotels	28	30	7	79	85	8
Management and franchise fees	87	102	17	255	288	13
Timeshare and other income	101	119	18	272	346	27
	703	743	6	2,107	2,239	6
Other revenue from managed and franchised properties	249	290	16	730	853	17
	952	1,033	9	2,837	3,092	9
Expenses
Owned hotels	372	365	(2)	1,120	1,116	—
Leased hotels	25	26	4	72	76	6
Depreciation and amortization	84	81	(4)	249	247	(1)
Impairment loss and related costs	—	—	—	17	—	—
Other operating expenses	89	101	13	243	291	20
Corporate expense	19	19	—	57	63	11
	589	592	1	1,758	1,793	2
Other expenses from managed and franchised properties	249	290	16	730	849	16
	838	882	5	2,488	2,642	6

Operating income from unconsolidated affiliates	12	20	67	27	40	48

Operating income	126	171	36	376	490	30

Interest and dividend income	6	2	(67)	21	19	(10)
Interest expense	(72)	(67)	(7)	(224)	(209)	(7)
Net interest from unconsolidated affiliates and non-controlled interests	(4)	(6)	50	(13)	(20)	54
Net loss on asset dispositions and other	—	(1)	—	(3)	(2)	(33)
Loss from non-operating affiliates	—	(3)	—	—	(3)	—
Income before taxes and minority and non-controlled interests	56	96	71	157	275	75
Provision for income taxes	(21)	(35)	67	(55)	(96)	75
Minority and non-controlled interests, net	(1)	—	—	(5)	(6)	20
Net income	$34	$61	79%	$97	$173	78%

Net income per share (1)
Basic	$.09	$.16	78%	$.26	$.45	73%
Diluted	$.09	$.16	78%	$.25	$.44	76%

Average shares - basic	378	385	2%	377	383	2%
Average shares - diluted	385	393	2%	394	391	(1)%

(1) EPS for the nine month periods differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

HILTON HOTELS CORPORATION

U.S. Owned Statistics(1)

	Three Months Ended September 30				Nine Months Ended September 30
	2003	2004	%/pt Change		2003	2004	%/pt Change
Hilton
Occupancy	74.6%	77.7%	3.1	pts	71.9%	74.9%	3.0	pts
Average Rate	$146.34	$151.71	3.7%		$150.73	$154.58	2.6%
RevPAR	$109.18	$117.82	7.9%		$108.37	$115.72	6.8%

All Other
Occupancy	69.8%	70.3%	0.5	pts	67.8%	67.6%	(0.2	)pts
Average Rate	$111.14	$112.00	0.8%		$109.29	$110.52	1.1%
RevPAR	$77.61	$78.73	1.4%		$74.08	$74.74	0.9%

Total
Occupancy	74.0%	76.7%	2.7	pts	71.3%	73.9%	2.6	pts
Average Rate	$141.87	$146.84	3.5%		$145.42	$149.19	2.6%
RevPAR	$104.93	$112.59	7.3%		$103.74	$110.24	6.3%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of September 30, 2004 and owned by us since January 1, 2003.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended September 30				Nine Months Ended September 30
	2003	2004	%/pt Change		2003	2004	%/pt Change
Hilton
Occupancy	69.8%	72.3%	2.5	pts	67.6%	70.7%	3.1	pts
Average Rate	$120.40	$125.24	4.0%		$124.61	$128.37	3.0%
RevPAR	$84.10	$90.49	7.6%		$84.25	$90.81	7.8%

Hilton Garden Inn
Occupancy	70.3%	72.4%	2.1	pts	66.4%	70.3%	3.9	pts
Average Rate	$95.62	$98.82	3.3%		$95.55	$98.20	2.8%
RevPAR	$67.24	$71.55	6.4%		$63.49	$69.08	8.8%

Doubletree
Occupancy	68.5%	71.0%	2.5	pts	66.3%	69.9%	3.6	pts
Average Rate	$97.90	$101.48	3.7%		$100.24	$102.51	2.3%
RevPAR	$67.02	$72.07	7.5%		$66.50	$71.62	7.7%

Embassy Suites
Occupancy	72.6%	74.2%	1.6	pts	70.5%	72.9%	2.4	pts
Average Rate	$119.19	$121.89	2.3%		$120.43	$122.76	1.9%
RevPAR	$86.55	$90.42	4.5%		$84.96	$89.45	5.3%

Homewood Suites by Hilton
Occupancy	75.3%	76.9%	1.6	pts	72.0%	74.6%	2.6	pts
Average Rate	$93.91	$96.93	3.2%		$94.64	$96.86	2.3%
RevPAR	$70.71	$74.54	5.4%		$68.16	$72.31	6.1%

Hampton
Occupancy	71.3%	73.8%	2.5	pts	67.4%	69.5%	2.1	pts
Average Rate	$80.47	$83.10	3.3%		$79.14	$81.57	3.1%
RevPAR	$57.38	$61.31	6.8%		$53.38	$56.71	6.2%

Other
Occupancy	69.1%	74.5%	5.4	pts	54.3%	70.3%	16.0	pts
Average Rate	$116.50	$131.16	12.6%		$121.65	$127.93	5.2%
RevPAR	$80.45	$97.77	21.5%		$66.05	$89.97	36.2%

(1)          Statistics are for comparable hotels, and include only those hotels in the system as of September 30, 2004 and owned, operated or franchised by us since January 1, 2003.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	September				Change to
	2003		2004		September 2003		December 2003
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	38	28,434	36	27,492	(2)	(942)	—	(4)
Leased	1	499	1	499	—	—	—	—
Joint Venture	7	2,739	10	4,177	3	1,438	—	—
Managed	20	11,664	24	13,904	4	2,240	—	(199)
Franchised	163	43,777	161	43,574	(2)	(203)	2	837
	229	87,113	232	89,646	3	2,533	2	634
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	2	280	—	—	—	—
Managed	2	251	6	796	4	545	3	405
Franchised	170	23,266	204	27,761	34	4,495	27	3,584
	175	23,959	213	28,999	38	5,040	30	3,989
Doubletree
Owned	9	3,156	6	2,374	(3)	(782)	(3)	(782)
Leased	6	2,145	6	2,144	—	(1)	—	—
Joint Venture	27	8,193	24	7,208	(3)	(985)	(1)	(219)
Managed	45	11,696	39	10,179	(6)	(1,517)	(5)	(1,406)
Franchised	70	16,319	79	18,694	9	2,375	8	2,392
	157	41,509	154	40,599	(3)	(910)	(1)	(15)
Embassy Suites
Owned	5	1,023	4	881	(1)	(142)	—	—
Joint Venture	27	7,279	27	7,279	—	—	—	—
Managed	57	14,699	54	14,136	(3)	(563)	—	—
Franchised	84	19,300	90	20,422	6	1,122	1	165
	173	42,301	175	42,718	2	417	1	165
Homewood Suites by Hilton
Owned	3	398	3	398	—	—	—	—
Managed	35	4,221	36	4,304	1	83	—	—
Franchised	91	10,002	99	10,831	8	829	8	773
	129	14,621	138	15,533	9	912	8	773
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	24	3,101	35	4,461	11	1,360	1	138
Franchised	1,225	123,760	1,248	125,252	23	1,492	28	2,165
	1,250	126,994	1,284	129,846	34	2,852	29	2,303

Timeshare	28	3,289	31	3,740	3	451	1	96

Other
Owned	1	300	1	300	—	—	—	—
Joint Venture	3	1,393	3	1,394	—	1	—	1
Managed	11	3,254	13	3,749	2	495	2	503
Franchised	1	408	—	—	(1)	(408)	(1)	(408)
	16	5,355	17	5,443	1	88	1	96

Total
Owned	58	33,606	52	31,740	(6)	(1,866)	(3)	(786)
Leased	7	2,644	7	2,643	—	(1)	—	—
Joint Venture	66	19,884	66	20,338	—	454	(1)	(218)
Managed	194	48,886	207	51,529	13	2,643	1	(559)
Timeshare	28	3,289	31	3,740	3	451	1	96
Franchised	1,804	236,832	1,881	246,534	77	9,702	73	9,508

TOTAL PROPERTIES	2,157	345,141	2,244	356,524	87	11,383	71	8,041

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2003	2004	% Change	2003	2004	% Change

Adjusted EBITDA	$218	$257	18%	$667	$754	13%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(7)	—	(21)	(20)	(5)
Non-recurring items	—	—	—	(17)	—	—
Operating interest and dividend income	(1)	—	—	(4)	(3)	(25)
Operating income of non-controlled interests	—	2	—	—	6	—
Net loss on asset dispositions and other	—	(1)	—	(3)	(2)	(33)
Loss from non-operating affiliates	—	(3)	—	—	(3)	—
Minority and non-controlled interests, net	(1)	—	—	(5)	(6)	20
EBITDA	209	248	19	617	726	18
Depreciation and amortization	(84)	(81)	(4)	(249)	(247)	(1)
Interest expense, net	(70)	(71)	1	(216)	(210)	(3)
Provision for income taxes	(21)	(35)	67	(55)	(96)	75
Net income	$34	$61	79%	$97	$173	78%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2004 Outlook

($ in millions, except per share amounts)

Estimated Full Year 2004

Adjusted EBITDA	$1,007
Proportionate share of depreciation and amortization of unconsolidated affiliates	(28)
Operating interest and dividend income	(5)
Operating income of non-controlled interests	9
Net loss on asset dispositions and other	(1)
Loss from non-operating affiliates	(7)
Minority and non-controlled interests, net	(8)
EBITDA	967
Depreciation and amortization	(330)
Interest expense, net	(281)
Provision for income taxes	(126)
Net income	$230

Diluted EPS	$.59

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales

($ in millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2003	2004	% Change	2003	2004	% Change

Revenue - owned hotels	$487	$492	1%	$1,501	$1,520	1%
Less sold hotels	(26)	—		(91)	(15)
Revenue - comparable owned hotels	$461	$492	7%	$1,410	$1,505	7%

Expenses - owned hotels	$372	$365	(2)%	$1,120	$1,116	—%
Less sold hotels	(20)	—		(65)	(11)
Expenses - comparable owned hotels	$352	$365	4%	$1,055	$1,105	5%

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA.  We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making.  Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA for 2004 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

The consolidation of non-controlled interests in accordance with Financial Accounting Standards Board Interpretation No. 46 (FIN 46) resulted in an increase in certain revenue and expenses in the 2004 period, however, it had no net impact to our consolidated net income. We exclude from Adjusted EBITDA the corresponding amounts of operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.